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TESLA, INC.

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The Board of Directors (the “Board”) and management of Tesla, Inc. (“Tesla”) value, and believe that Tesla’s stockholders appreciate, the interpersonal connection and dynamic that is possible only with a live in-person annual meeting of stockholders. Therefore, due to continuing restrictions on in-person gatherings imposed by the relevant governmental authorities, Tesla is postponing its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), which was previously scheduled to be held on Tuesday, July 7, 2020, at 2:30 p.m. Pacific Time, at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. Certain specific dates, locations and presentation formats that will maximize the probability of an informative in-person event are under consideration, and Tesla will announce further details regarding the finalized date, location and format of the 2020 Annual Meeting at a later date.

On June 19, 2020 and June 21, 2020, Elon Musk, Tesla’s Chief Executive Officer, published the following posts on his Twitter account (http://twitter.com/elonmusk):

Elon Musk @elonmusk jun 19 Yes, but we will have to postpone annual shareholder meeting, as still no large gatherings allowed by July 7th. Not sure of new date, but am guessing maybe a month or so later. 167 165 1.5K Tesla Owners Silicon Valley @teslaownersSV. Jun 19 Dang any updates on battery day? 2 7 248 Elon Musk @elonmusk Jun 19 Probably good to combine them, since they are converging in time. I’m hopeful we can announce a date after the July 4th week. 65 136 1.3K Viv @flcnhvy Jun 19 So both will prob be in Mountain View as always? Think you were still deciding between cali & Texas for Battery day some while ago 3 11 297 Elon Musk @elonmusk Replying to @flcnhvy @teslaownersSV and 2 others Probably Fremont 6:51 pm Jun 19, 2020. Twitter for iPhone

Elon Musk @elonmusk Tentative date for Tesla Shareholder Meeting & Battery Day is Sept 15. Will include tour of cell production system.8:11 pm Jun 21, 2020 Twitter for iPhone

Tesla Oweners Easy Bay @TeslaOwnerEBay 1h So definitely in Fremont? 1 5 195 Elon Musk @elonmusk Replying to @ TeslaOwnersEBay Yes 8:18 pm Jun 21, 2020 Twitter for iPhone